Exhibit 99.1

ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax

www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 621-8684
robert.grieves@ace-ina.com

ACE LIMITED COMMENTS ON IMPACT OF HURRICANE KATRINA

HAMILTON, Bermuda — September 12, 2005 — ACE Limited (NYSE: ACE) released the following statement today from ACE Limited President & Chief Executive Officer Evan Greenberg:

“Hurricane Katrina, the category 4 storm that struck the Gulf Coast of the United States on August 29, and the flooding caused by the failure of the levee system in New Orleans have produced losses on an unprecedented scale. The human suffering and economic damage are staggering, and our hearts go out to all those who have been directly affected. Due to the size and complexity of the storm and flooding, total covered losses for the insurance industry remain hard to predict, although it is clear that losses will be widespread and affect all areas of the industry. ACE will not know exact losses with certainty for some time to come. However, at this time, preliminary estimates indicate that total net losses for the entire ACE Group of Companies will be approximately $450 million to $550 million after-tax.”

On Friday, September 2, ACE announced to its employees the creation of the ACE Hurricane Katrina Relief Fund, which will accept contributions from all ACE employees around the world and match those contributions at a rate of 100%. Additionally, the Company will make a $1 million contribution to the Fund.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. Among other things, the forward-looking statements concerning the impact of Hurricane Katrina could be affected by the number of insureds and ceding companies affected by the hurricane, the amount and timing of losses actually incurred and reported by insureds, the preliminary nature of reports and estimates of loss to date, communication and access issues, the impact of the hurricane on the Company’s reinsurers, the amount and timing of reinsurance recoverables actually received and complex coverage and regulatory issues such as whether losses occurred from storm surge or flood, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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